UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2016

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
475 Tenth Avenue New York, NY		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On May 9, 2016, Morgans Hotel Group Co. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBEEG Holdings, LLC, a Delaware limited liability company (“SBE”), and Trousdale Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of SBE (“Merger Sub”).

On November 8, 2016, the parties entered into Amendment No. 1 to the Merger Agreement, pursuant to which the parties to the Merger Agreement agreed to extend the date after which, if the merger has not yet been consummated, either party generally has the right to terminate the Merger Agreement (which we refer to as the “Outside Date”) from November 9, 2016 to November 30, 2016. In that connection, the relevant parties have also extended the termination date of each of the preferred equity commitment letter, the rollover contribution and the debt commitment letter related to the equity and debt financing for the merger to November 30, 2016. The parties are continuing to work towards closing the merger as promptly as practicable. SBE and its partners, Yucaipa Hospitality Investments, LLC and Cain Hoy Enterprises, L.P, and the Company have finalized the terms of an assumption of the guarantee relating to the Hudson/Delano mortgage debt, and the mortgage guarantee assumption has been submitted to the rating agencies for approval. Based on market practice, we anticipate that the rating agency confirmation process will take between two and four weeks and that the merger would close promptly thereafter assuming all other conditions have been met or waived. SBE has advised us that it has substantially completed the definitive documentation for each of the preferred equity commitment letter, the rollover contribution and the debt commitment letter, and anticipates being able to consummate the transactions required by those financing agreements promptly following receipt of rating agency confirmation in respect of the Hudson/Delano mortgage debt.

There can be no assurance that the condition to the merger related to the assumption or refinancing of the Hudson/Delano mortgage debt will be satisfied, or that the other remaining conditions to the merger will be satisfied prior to the new Outside Date or that the Outside Date will be further extended if the merger has not closed by November 30, 2016. If the Merger Agreement is terminated by reason of the failure of SBE to satisfy the condition related to the assumption or refinancing of the Hudson/Delano mortgage debt or the failure of SBE to obtain the other financing for the merger, we intend to seek payment by SBE of the termination fee of $6.5 million. There can be no assurance whether SBE will make this payment or as to the timing of payment.

Item 9.01 Exhibits

Exhibit Number	Description

2.1	Amendment No. 1 dated November 8, 2016 to the Agreement and Plan of Merger, dated as of May 9, 2016, by and among Morgans Hotel Group Co., SBEEG Holdings, LLC and Trousdale Acquisition Sub, Inc.

Forward-Looking Statements

This report, and the documents to which the Company refers in this report, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, including the timing of the transaction and other information relating to the transaction. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the transaction and other information relating to the transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information and may involve known and unknown risks over which the Company has no control. Those risks include, (i) the risk that the transaction may not be completed in a timely manner or at all, including by reason of the unavailability of financing, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy any of the conditions to the consummation of the transaction, including the assumption or refinancing of the Company’s mortgage loan agreements and the receipt of governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement, (iv) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from the Company’s ongoing business operations and (vii) the outcome of any legal proceedings that may be instituted against us related to the acquisition agreement or the transaction. Factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2015 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company does not undertake to update these forward-looking statements to reflect future events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: November 9, 2016	By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Chief Financial Officer